Exhibit 4.8

                          MANAGED HEALTH NETWORK, INC.

                            A DELAWARE CORPORATION

                          INCENTIVE STOCK OPTION PLAN

                    **This Plan is not a qualified plan under
                           the Internal Revenue Code**

                    1. Purposes of the Plan. The purposes of the Managed Health Network, Inc., Incentive Stock Option Plan are to attract and retain the best available people for positions of substantial responsibility, to provide additional incentive to the Employees of the Company and its Subsidiaries, to promote the success of the Company's business, and to enable the Employees to share in the growth and prosperity of the Company by providing them with an opportunity to purchase stock in the Company.

                    2. Definitions. As used herein, the following definitions shall apply:

                         (a)  "Board" shall mean the Board of
          Directors of the Company.

                         (b)  "Common Stock" shall mean the Capital
          Stock of the Company.

                         (c)  "Company" shall mean Managed Health
          Network, Inc., a Delaware corporation.

                         (d)  "Committee" shall mean the Committee
          appointed by the Board in accordance with Paragraph 4(a) of the Plan, if, if one is appointed.

                         (e)  "Continuous Employment" or
          "Continuous Status As An Employee" shall mean the absence of any interruption or termination of employment or service as an Employee by the Company or any Parent or Subsidiary of the Company which now exists or is hereafter organized or acquired by or acquires the Company. Continuous Employment shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Board or in the case of transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries or its successors.

                                            Amended: August 8, 1989

                         (f)  "Employee" shall mean any person,
          including officers and directors, employed by the Company or any of its Subsidiaries or its successors.

                         (g)  "Option" shall mean a stock option
          granted pursuant to the Plan.

                         (h)  "Option Agreement" shall mean an
          agreement substantially in the form attached hereto as Exhibit "A," or such other form or forms as the Board (subject to the terms and conditions of this Plan) may from time to time approve, evidencing an Option.

                         (i)  "Optioned Stock. shall mean the
          Common Stock subject to an Option granted pursuant to the Plan.
                         (j)  "Optionee" shall mean any Employee
          who is granted an Option.

                         (k)  "Outstanding Option" shall mean any
          Incentive Stock Option which is issued, valid, and unexercised.

                         (l)  "Plan" shall mean the Managed Health
          Network, Inc., a Delaware corporation, Incentive Stock
          Option Plan.

                         (m)  "Share" shall mean shares of the
          Common Stock as adjusted in accordance with section 11 of the Plan.

                         (n)  "Stock Purchase Agreement" shall mean
          an agreement substantially in the form attached hereto as Exhibit "B," or such other form or forms as the Board (subject to the terms and conditions of this Plan) may from time to time approve, which is to be executed as a condition of purchasing Optioned Stock upon exercise of an Option as provided in the Plan.

                         (o)  "Subsidiary" shall mean a subsidiary
          of the Company.

                    3. Stock Subject to the Plan. Subject to the provisions of section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is One Million Nine Hundred Ninety
          Thousand (1,990,000) Shares. The Shares may be authorized, but unissued, or reacquired Shares.

                    If an Option should expire or become
          unexerecisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, return to the Plan and become available for other option(s) under the Plan.

                    4.  Administration of the Plan.

                         (a)  Procedure. The Plan shall be
          administered by the Board.

                         The Board may appoint a Committee
          consisting of not less than two (2) members of the Board to administer the Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused and remove all members of the Committee, and thereafter, directly administer the Plan.

                         Members of the Board who are eligible for Options or have been granted Options may vote on any matter affecting the administration of the Plan or the grant of any Options pursuant to the Plan, except that no such member may be counted in determining the existence of a quorum at any meeting of the Board or Committee during which action is taken with respect to the granting of Options to him or her.

                         As used in the Plan and with respect to
          any Option, the term "Committee" shall refer to either the Committee or the Board if no Committee is then designated.

                         (b)  Powers of the Board. Subject to the
          provisions of the Plan, the Board, upon a majority vote, shall have the authority, in its sole discretion, consistent with the provisions of the Plan: (i) to determine the exercise price of the Options to be granted, (ii) to determine the Employees to whom, and the time or times at which, Options shall be granted, and the number of Shares of Optioned Stock to be represented by each Option; (iii) to prescribe, amend and rescind rules and regulations relating to the Plan; (iv) to determine the terms and provisions of each Option granted under the Plan and of each Stock Purchase Agreement (which need not be identical with the terms of other Options and Stock Purchase Agreements) and, with the consent of the Optionee, to modify or amend each Option and/or Stock Purchase Agreement; (v) to accelerate the exercise date of any Option; (vi) to determine whether a stock repurchase agreement or other agreement will be required to be executed by the Optionee as a condition of the exercise of an Option, and to determine the terms and provisions of any such agreement (which need not be identical with the terms of any other such agreement) and, with the consent of the Optionee, to modify or amend any such agreement; (vii) to construe and interpret the Plan, the Option Agreements, the Stock Purchase Agreements and any other agreement approved hereunder;
          (viii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board or to take such other actions as may be necessary or advisable with respect to the Company's rights pursuant to the Option, Stock Purchase Agreement or other agreement approved hereunder; and (ix) to make such other determinations and establish such other procedures as it deems necessary or appropriate for the administration of the Plan.

                         (c)  Effect of the Board's or Committee's
          Decision. All the decisions, determinations and interpretations of the Board or the Committee shall be final and binding on all Optionees and any other proper holders of any Options granted under the Plan.

                    5. Eligibility. Options under the Plan may be granted only to Employees as designated by the Board in its discretion. An Employee who has been granted an Option may, if he/she is otherwise eligible, be granted an additional Option or Options. Options may be granted to one or more Employees without being granted to other eligible Employees, as the Board may determine in its sole discretion.

                    6.  Term of Plan.  The Plan shall become
          effective immediately upon the earlier to occur of its adoption by the Board or its approval by vote on the adoption of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under sections 13 or 17 of the Plan.

                    7.  Provisions and Term of Options.

                         (a)  As provided in Paragraph 4 of this
          Plan and subject to any limitations specified herein, the Board shall have the authority to determine the terms and provisions of any Option granted under the Plan, the Stock Purchase Agreement or of any other agreement required to be executed in connection with the exercise of any Option. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement.

                         (b)  The term of each Option shall be ten
          (10) years from the date of grant thereof, except that the term of any Option may be less than ten (10) years if specified by the Board upon grant of the Option and set forth in the Option Agreement.

                    8.  Option Price and Consideration.

                         (a)  The exercise price per Share for the
          Shares to be issued pursuant to an Option granted under the Plan shall be such price as is determined by the Board.

                         (b)  The consideration to be paid for the
          Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of cash, promissory notes, or by surrender of shares having a fair market value on the date of surrender equal to the purchase price of the Shares as to which said option shall be exercised, a combination thereof, or such other consideration and method of payment for the issuance of Shares to the extent permitted by the Delaware General Corporation Law. The determination of consideration shall be deemed to be such as may be reasonably expected to benefit the Company.

                         If the consideration for the exercise of an Option is a promissory note, it shall be a full recourse promissory note executed to the Optionee, bearing interest at the rate of ten percent (10%) per annum, but in no event shall the rate of interest exceed the highest rate permitted by law. In such an instance, the Company may retain the Shares purchased upon exercise of the Option in escrow as security for payment of the promissory note.

                         If the consideration for the exercise of an Option is the surrender of previously acquired and owned Shares, the Optionee shall be required to make representations and warranties satisfactory to the Company regarding his or her title to the Shares used to effect the purchase, including, without limitation, representations and warranties that the Optionee has good and marketable title to such Shares free and clear of any and all liens, encumbrances, charges, equities, claims, security interests, options or restrictions and has full power to deliver such Shares without obtaining the consent or approval of any person or governmental authority other than those which have already given consent or approval in a form satisfactory to the Company. The value of the Shares used to effect the purchase shall be the fair market value of those Shares as determined by the Board in its sole discretion, exercised in good faith.

                    9.  Exercise of Option.

                         (a)  Procedure for Exercise.  Any Option
          granted hereunder shall be exercisable at such times and under such conditions as may be determined by the Board, including performance criteria with respect to the Company and/or the Optionee and as shall be permissible under the terms of the Plan.

                         An Option may be exercised in accordance with the provisions of this Plan as to all or any portion of the shares then exercisable under an Option, from time to time during the term of the Option. An Option may not be exercised for a fraction of a Share.

                         An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company at its principal business office in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised, has been received by the Company, accompanied by the executed Stock Purchase Agreement, if required, and/or any other representations or agreements required by the terms of this Plan or the Option granted hereunder. Full payment may consist of such consideration as is authorized by the Board as provided hereunder. Until the Option is properly exercised hereunder and the Company receives full payment for the Shares with respect to which the Option is exercised, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock. No adjustment shall be made for a dividend or other rights for which the record date is prior to the date the Option is properly exercised and payment in full is received, except as provided in section 11 of the Plan.

                         As soon as practicable after any proper
          exercise of an Option in accordance with the provisions of this Plan and payment in full for the exercised Shares, the Company shall, without transfer or issue tax to the Optionee, deliver to the Optionee at the principal business office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates representing the Shares as to which the Option has been exercised. The time of issuance and delivery of the certificate(s) representing the Shares may be postponed by the Company for such period as may be required for it, with reasonable diligence, to comply with any applicable listing requirements of any national or regional securities exchange and any law or regulation applicable to the issuance and delivery of such Shares.

                         Exercise of an Option shall result in a
          decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

                         (b)  Termination of Status as an Employee.
          If an Optionee ceases to serve as an Employee of the Company for any reason other than death or permanent and total disability and thereby terminates his or her Continuous Status as an Employee, the Option shall immediately terminate. If an Optionee serves as an Employee pursuant to an employment agreement or other contract, termination of status as an Employee shall include termination of such agreement or contract, with or without cause, or pursuant to a settlement agreement reached between the Optionee and the Company or otherwise. The termination of the Option shall be concurrent with the termination of Optionee as an Employee regularly performing services for Company, and the option shall not continue regardless of any continuation of Optionee's salary or benefits from the Company.

                         (c)  Death or Disability of Optionee.  If
          an Optionee ceases to serve as an Employee of the Company due to death or permanent and total disability and thereby terminates his or her Continuous Status as an Employee, the Option may be exercised but only within ninety (90) days following the date of death or termination of employment due to disability (subject to any earlier termination of the Option as provided hereunder), by the Optionee in the case of disability, or in the case of death by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but in any case only to the extent the Optionee was entitled to exercise the option at the date of his or her termination of employment by death or disability.

                    10.  Non-Transferability of Options. Options
          granted under this Plan may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the Optionee only by such Optionee.

                    11.  Adjustments upon Changes in Capitalization.

                         (a)  Subject to any required action by the
          shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation of an Option as well as the exercise price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split or combination or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Company (other than stock bonuses to Employees or Directors); provided, however, that the conversion of any convertible securities of the Company shall not be deemed to have been "effected without the receipt of consideration". Such adjustment shall be made by the Board, and its determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to the Plan or an Option.

                         (b)  In the event of the proposed
          dissolution or liquidation of the Company, or in the event of a proposed sale of substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, the Board may, if it so determines in the exercise of its sole discretion, (i) make provision for adjusting the number or class of Optioned Stock covered by any Option, as well as the price to be paid therefor, or (ii) declare that any Option shall terminate as of a date to be fixed by the Board and give each Optionee the right to exercise his/her Option as to all or any part of such Optioned Stock, including Shares, in the Board's discretion, as to which the Option would not otherwise be exercisable.

                         (c)  No fractional Shares of the Common
          Stock shall be issuable on account of any action aforesaid, and the aggregate number of Shares into Which Shares then covered by the Option, when changed as the result of such action, shall be reduced to the largest number of whole Shares resulting from such action, unless the Board, in its sole discretion, shall determine to issue scrip certificates, in respect to any fractional Shares, which scrip certificates, in such event, shall be in a form and have such terms and conditions as the Board in its discretion shall prescribe.

                    12.  Time of Granting Options. The date of
          grant of an Option under the Plan shall, for all purposes, be the date on which the Board makes the determination granting such Option. Notice of the determination shall be given to each Employee to whom an Option is so granted within a reasonable time after the date of such qrant.

                    13.  Amendment and Termination of the Plan.

                         (a)  Amendment and Termination. Provided
          that a majority of the Directors consent, the Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable.

                         (b)  Effect of Termination. Except as
          otherwise provided under the Plan without the written consent of the Optionee, any such termination of the Plan shall not affect Options already granted and such Options shall remain ln full force and effect as if this Plan had not been terminated.

                    14.  Conditions Upon Issuance of Shares.
          Options granted under the Plan are conditioned upon compliance with all applicable state and federal securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                    As a condition to the exercise of an Option, the Board may require the person exercising such Option to execute an agreement adopted by the Board, and/or may require the person exercising such Option to make any representation and/or warranty to the Company as may in the judgment of counsel to the Company be required under applicable law or regulation, including but not limited to a representatiOn and warranty that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is appropriate under any of the aforementioned relevant provisions of law.

                    15. Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available, the number of Shares as shall be sufficient to satisfy the requirements of the Plan.

                    The Company, during the term of this Plan, shall use its best efforts to seek to obtain from appropriate regulatory agencies any requisite authorization in order to issue and sell such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain from any such regulatory agency having Jurisdiction the requisite authorization(s) deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, or the inability of the Company to confirm to its satisfaction that any issuance and sale of any Shares hereunder will meet applicable legal requirements, shall relieve the Company of any liability in respect to the non-issuance or sale of such Shares as to which such requisite authority shall not have been obtained.

                    16.  Taxes, Fees, Expenses and Withholding of
          Taxes.

                         (a)  The Company shall pay all original
          issue and transfer taxes (but not income taxes, if any) with respect to the grant of Options and/or the issue and transfer of Shares pursuant to the exercise of such Options, and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

                         (b)  The grant of Options hereunder and
          the issuance of Shares pursuant to the exercise of such Options is conditioned upon the Company's reservation of the right to withhold, in accordance with any applicable law, from any compensation payable to the Optionee any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of such Option or the sale of the Shares issued upon exercise of the Option.

                    17.  Notices. Any notice to be given to the
          Company pursuant to the provisions of this Plan shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to an Employee to whom an Option is granted hereunder shall be delivered personally or addressed to him or her at the address given beneath his or her signature on his or her Stock Option Agreement, or at such other address as such Employee or his or her transferee (upon the transfer of the Optioned Stock) may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service. It shall be the obligation of each Optionee and each transferee holding Shares purchased upon exercise of an Option to provide the Secretary of the Company, by letter mailed as provided hereinabove, with written notice of his or her direct mailing address.

                    18.  No Enlargement of Employee Rights. This
          Plan is purely voluntary on the part of the Company, and the continuance of the Plan shall not be deemed to constitute a contract between the Company and any Employee, or to be consideration for or a condition of the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company, its Parent, Subsidiary or a successor corporation, or to interfere with the right of the Company or any such corporations to discharge or retire any Employee thereof at any time. No Employee shall have any right to or interest in Options authorized hereunder prior to the grant of such Option to such Employee, and upon such grant he/she shall have only such rights and interests as are expressly provided herein, subject, however, to all applicable provisions of the Company's Articles of Incorporation, as the same may be amended from time to time.

                    19.  Legends on Certificates.

                         (a)  Federal Law. Unless an appropriate
          registration statement is filed pursuant to the Federal Securities Act of 1933, as amended, with respect to the Options and Shares issuable under this Plan, each certificate representing such Options and Shares shall be endorsed on its face with legends substantially as follows:

                         THE SHARES OF COMMON STOCK EVIDENCED BY
          THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH, OR APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AGENCY OR AUTHORITY. THESE INTERESTS HAVE BEEN OFFERED IN RELIANCE UPON THE
          SECTION 4(2) PRIVATE OFFERING EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE EXEMPTIONS FROM REGISTRATION AND QUALIFICATION. THE SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF ANY SHARE OF COMMON STOCK IS RESTRICTED AND MAY NOT BE ACCOMPLISHED EXCEPT IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE FEDERAL AND STATE SECURITIES LAWS.

                         IT IS UNLAWFUL TO CONSUMMATE A SALE OR
          TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIvE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED BY THE COMMISSIONER'S RULES.

                         (b)  Additional Legends. Each certificate
          representing the Options and Shares issuable under the Plan shall also contain such legends as required by the applicable state law, and as are set forth in any Stock Purchase Agreement or other agreement the execution of which is a condition to the exercise of an Option under this Plan. ln addition, each Option Agreement shall be endorsed with legends substantially as follows:

                         "THE SHARES WHICH MAY BE PURCHASED UPON
          EXERCISE OF THIS OPTION MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A STOCK PURCHASE AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY, TO BE ENTERED INTO BETWEEN THE HOLDER OF THIS OPTION AND THE COMPANY AS A CONDITION TO EXERCISE OF THIS OPTION AND UPON COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS."

                    20. Other Terms. Any Option granted hereunder shall contain such other and additional terms, not inconsistent with the terms of this Plan, which are deemed necessary or desirable by the Board, or by legal counsel to the Company.

                    21.  No Obligation to Exercise Option. The
          granting of an Option under the Plan shall impose no obligation upon the optionee/employee to exercise such Option.

                    22. Availability of Plan. A copy of this Plan shall be delivered to the Secretary of the Company and shall be shown by him or her to any eligible person making reasonable inquiry concerning it.

                    23. Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

                    24.  Applicable Law.  This Plan shall be
          governed by and construed in accordance with the laws of the State of California.


                    IN WITNESS WHEREOF, pursuant to the due
          authorization and adoption of this Plan by the Board on February 16, 1988, the Company has caused this Plan to be duly executed by its duly authorized officers, effective as of February 16, 1988.

                                     MANAGED HEALTH NETWORK, INC.,
                                     a Delaware corporation

                                     By: ___________________________

                                     Title:_________________________


                                     By:____________________________

                                     Title: ________________________